EXHIBIT 10.74

CONSULTING SERVICES AGREEMENT

     THIS Agreement (“Agreement”), effective June 18, 2001 is entered into by and between Gene Logic Inc. (“GLGC”), whose place of business is at 708 Quince Orchard Road, Gaithersburg, Maryland 20878, and J. Stark Thompson, whose address is: 207 Walnut Ridge Lane, Chadds Ford, Pennsylvania 19317 (“Consultant”).

WITNESSETH:

            WHEREAS, GLGC is engaged in the business of generating and commercializing a database comprising, in part, biological sequences and/or expression profiling; and

            WHEREAS, Consultant has knowledge and expertise regarding general corporate matters and

            WHEREAS, GLGC desires to make use of the specialized knowledge and expertise of Consultant;

            NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Consultant and GLGC agree as follows:

1.	Services. Subject to the terms and conditions of this Agreement, GLGC hereby appoints Stark Thompson as a consultant to its business and Consultant hereby accepts such appointment. Consultant shall provide advice, suggestions and recommendations to GLGC, based on the proprietary and/or confidential information provided by GLGC, and devote such time as reasonably necessary to assist the company in developing and advancing such program. Consultant agrees to utilize his expertise and creative talents in providing these services and shall perform them in a timely and professional manner consistent with industry standards. Consultant agrees that during the term of this Agreement, and any subsequent extension thereto, he will provide his services under the direction of Mark Gessler, Chairman and CEO (or his designee). Consultant’s responsibilities as a consultant shall include but not be limited to consultation with regard to general corporate matters.

When necessary, Consultant will consult at GLGC’s facilities or at such other locations as GLGC may designate. Consultant will make reports to GLGC as appear reasonable and necessary to GLGC.

2.	Compensation. In consideration for the services during the term of this Agreement and while this Agreement is in force, Consultant shall receive compensation at a rate of Two Hundred Dollars ($200.00) per hour of services rendered on a per diem basis. Consultant will keep and maintain a record by date of the hours of work and description of work performed. This record shall be reflected in Consultant’s monthly invoice to GLGC, whereupon GLGC shall make payment to Consultant within thirty (30) days of receiving said invoice. In addition, Consultant will be reimbursed for all reasonable and necessary out-of-pocket expenses (including travel, lodging, and the like), which are incurred at the request of and approved in advance by GLGC pursuant to GLGC’s current travel policy, a copy of which is available upon request.

3.	Confidentiality. In view of GLGC’s proprietary rights and interests concerning its facilities and technology, Consultant agrees that during the term of this Agreement and any subsequent extension(s) thereto and for a period of five (5) years thereafter, Consultant agrees to keep strictly confidential and not use for his/her own benefit or for the benefit of any third party any information which he/she may acquire relating to GLGC’s business, whether such information is disclosed or made known by GLGC to Consultant or is generated by Consultant in the course of performing the services hereunder. By way of illustration and not limitation, such shall include all information, communicated by any means, relating to the business of GLGC that is not available to the general public, including its technical and business information, products, assets, inventions, know-how, research programs, biological materials, processes, designs, trade secrets, security systems, media and/or cell lines, improvements, discoveries, databases, software programs, software source documents, codes, passwords, development tools, budgets and unpublished financial information, licenses, and other data, both technical and non-technical, prospects, protocols, clinical parameters or markers and other information associated with this Agreement and the methods by which GLGC generates and manages gene expression data, whether or not patentable or copyrightable.

Consultant shall not disclose such information to any third party or use such information for any purpose, except as provided herein, without the prior written approval of GLGC. Consultant shall have no obligation with respect to any portion of such information which:

a)	is or later becomes generally available to the public by use publication or the like, through no fault of Consultant;

b)	is obtained from a third party who had the legal right to disclose the same to Consultant and who is not under an obligation of confidentiality to GLGC; or

c)	Consultant already possesses, as evidenced by written records, predating receipt thereof from GLGC.

Specific information disclosed to Consultant by GLGC shall not be deemed to be available to the public or in prior possession of Consultant merely because such specific information is embraced by more general information available to the public or in prior possession of Consultant.

4.	New Developments. Consultant agrees that any information, including but not limited to discoveries, inventions, innovations, suggestions, know-how, ideas and reports made by Consultant which either results from information disclosed by GLGC, or is developed as a result of Consultant’s services under this Agreement, shall become the sole property of GLGC without further compensation to Consultant and shall be promptly disclosed to GLGC. Consultant will treat such new developments as information which is subject to the confidentiality provisions of Paragraph 3 herein. GLGC shall have the unrestricted right to use all new developments under this Agreement.

5.	Patent Rights and Licenses. If patentable subject matter results hereunder, Consultant shall assist GLGC in the preparation and prosecution of appropriate patent applications and shall without further compensation execute appropriate documents acknowledging the assignment of his/her rights in such subject matter and applications to GLGC. All expenses incidental to the filing and prosecution of any such patent applications shall be borne by GLGC. The disclosure of proprietary information by GLGC to Consultant shall not result in any obligation to grant Consultant any rights in and to said proprietary subject matter.

6.	Non-Confidentiality. Consultant agrees that during the term of this Agreement, he/she will not disclose to GLGC any information which is confidential or proprietary to any third party.

7.	Non-Compete/Non-Solicitation. Consultant agrees that he/she will not work on the development of products for competing companies that will directly compete in the marketplace with products worked on while employed by GLGC, for a period of one year after termination of work completed hereunder. For purposes of this Agreement, “Products” shall mean a database comprising, in part, biological sequences and/or gene expression profiles. Consultant further agrees that, during the period of his/her retention by GLGC, he/she will not engage in any other activities which conflict with his/her obligations to GLGC as related to the scope of the services hereunder. For the period of his/her retention by GLGC and for one (1) year after the date of termination of the Agreement for any reason, Consultant will not (i) induce any employee of GLGC to leave the employ of GLGC or (ii) solicit the business of any client, alliance partner or customer of GLGC (other than on behalf of GLGC).

8.	Independent Contractor. For the purposes of this Agreement, Consultant shall be an independent contractor without the authority to bind or act as agent for GLGC or its employees for any purpose. All taxes and social security payments shall be the sole responsibility of Consultant.

9.	Publicity. Neither party hereto will use the name of the other party in publicity or advertising involving this Agreement without the prior written approval of the other party hereto.

10.	Assignment. This Agreement may not be assigned by Consultant without the prior written consent of GLGC.

11.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Maryland for any lawsuit filed there against him/her by GLGC arising from or relating to this Agreement

12.	Warranties. The parties warrant and represent that they have the right to enter into this Agreement. Consultant further warrants and represents that the terms of this Agreement are not inconsistent with other contractual obligations, express or implied, which he\she may have.

13.	Term and Termination. This Agreement shall be effective for a one (1) year period beginning June 18, 2001 and ending June 17, 2002 and may be extended in writing by mutual consent of the parties. Either party may terminate this Agreement upon thirty (30) days’ written notice. Any rights or obligations set forth herein which are accrued prior to the termination of this Agreement, shall survive termination of this Agreement.

14.	Amendments. No modification to this Agreement shall be effective unless made in writing and duly executed by or on behalf of each party.

15.	Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties (whether written or oral) relating to said subject matter.

16.	Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Gene Logic Inc.		Stark Thompson

By:	/s/ MARK D. GESSLER	/s/ J. STARK THOMPSON

	Mark D. Gessler, Chairman & CEO		Stark Thompson

Date:	6/25/01	Date:	7/02/01

TERMINATION AGREEMENT

     The undersigned agree that the Consulting Services Agreement (the “Agreement”), effective June 18, 2001, entered into by and between Gene Logic Inc. and J. Stark Thompson is hereby terminated effective immediately.

     IN WITNESS WHEREOF, the parties have entered into this Termination Agreement effective as of the 31st day of December, 2001.

GENE LOGIC INC

By:	/s/ Mark D. Gessler Mark D. Gessler Chairman, CEO and President

By:	/s/ J. Stark Thompson J. Stark Thompson